THIS DOCUMENT IS A CONFIRMING ELECTRONIC COPY OF THE FORM 11-K PAPER COPY FILED WITH THE COMMISSION ON JUNE 30, 1994.



                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549




                               FORM 11-K


          [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
              For the fiscal year ended December 31, 1993

                                  OR

        [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                     Commission file number 1-6003




        FEDERAL SIGNAL CORPORATION SAVINGS AND INVESTMENT PLAN
        DAYTON PROGRESS CORPORATION SAVINGS AND INVESTMENT PLAN
    ELGIN SWEEPER COMPANY EMPLOYEE'S PROFIT SHARING RETIREMENT PLAN
            EMERGENCY ONE, INC. SAVINGS AND INVESTMENT PLAN
MANCHESTER TOOL COMPANY SALARIED EMPLOYEES SAVINGS AND INVESTMENT PLAN
 MANCHESTER TOOL COMPANY HOURLY EMPLOYEES SAVINGS AND INVESTMENT PLAN
        (Full title of plans and address of plans if different from that of the issuer named below)





                      FEDERAL SIGNAL CORPORATION
                   1415 West 22nd Street, Suite 1100
                       Oak Brook, Illinois 60521
      (Name of the issuer of the securities held pursuant to the the plans and the address of its principal executive office)





                         REQUIRED INFORMATION


A. Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA for the Federal Signal Corporation Savings and Investment Plan.

      The plan financial statements and schedules referenced above were filed with the Form 11-K paper copy filed with the Commission on June 30, 1994.


B. Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA for the Dayton Progress Corporation Savings and Investment Plan.

      The plan financial statements and schedules referenced above were filed with the Form 11-K paper copy filed with the Commission on June 30, 1994.


C. Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA for the Elgin Sweeper Company Employee's Profit Sharing Retirement Plan.

      The plan financial statements and schedules referenced above were filed with the Form 11-K paper copy filed with the Commission on June 30, 1994.


D. Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA for the Emergency One, Inc. Savings and Investment Plan.

      The plan financial statements and schedules referenced above were filed with the Form 11-K paper copy filed with the Commission on June 30, 1994.


E. Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA for the Manchester Tool Company Salaried Employees Savings and
      Investment Plan.

      The plan financial statements and schedules referenced above were filed with the Form 11-K paper copy filed with the Commission on June 30, 1994.


F. Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA for the Manchester Tool Company Hourly Employees Savings and Investment Plan.

      The plan financial statements and schedules referenced above were filed with the Form 11-K paper copy filed with the Commission on June 30, 1994.


      EXHIBITS

      24  Consents of Experts and Counsel

      Consent of Philip Rootberg & Company dated June 25, 1994.

      The consent referenced above was filed with the Form 11-K paper copy filed with the Commission on June 30, 1994.





                              SIGNATURES

      The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plans) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                            FEDERAL SIGNAL CORPORATION SAVINGS AND
                               INVESTMENT PLAN
                            DAYTON PROGRESS CORPORATION SAVINGS AND
                               INVESTMENT PLAN
                            ELGIN SWEEPER COMPANY EMPLOYEE'S PROFIT
                               SHARING RETIREMENT PLAN
                            EMERGENCY ONE, INC. SAVINGS AND
                               INVESTMENT PLAN
                            MANCHESTER TOOL COMPANY SALARIED
                              EMPLOYEES SAVINGS AND INVESTMENT PLAN
                            MANCHESTER TOOL COMPANY HOURLY EMPLOYEES
                               SAVINGS AND INVESTMENT PLAN


                            SHAMUT BANK

Date: June 27, 1994         By: Thomas J. Botticelli
                            Title:  Vice President